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                                                                    EXHIBIT 99.5


                         AGREEMENT REGARDING MOORE NOTE

                                 April 12, 2001

        Reference is made to that certain Amended and Restated Secured Convertible Note, dated May 3, 2000 (the "Moore Note"), issued to Moore North America, Inc., a Delaware corporation ("Moore"), jointly and severally by VISTA Information Solutions, Inc., a Delaware corporation ("Vista"), and VISTA DMS, Inc., a Delaware corporation and a wholly-owned subsidiary of Vista ("DMS" and, collectively with Vista, the "Makers"), in the original principal amount of Eighteen Million Seven Hundred Thousand Dollars ($18,700,000). Capitalized terms used herein without definition shall have the meanings given them in the Moore Note.

                                    Recitals

        A. The Moore Note was acquired by Fidelity National Financial, Inc., a Delaware corporation ("Fidelity"), on February 15, 2001.

        B. In connection with the execution and delivery of that certain Agreement and Plan of Reorganization and Merger, dated even date herewith (the "Merger Agreement"), by and among Fidelity, Vista and Chicago Title and Trust Company, an Illinois corporation and a wholly-owned subsidiary of Fidelity, Fidelity and the Makers have agreed as follows with respect to the Moore Note.

                                    Agreement

        A. Amendments to Moore Note. Effective upon the closing of the transactions contemplated by the Merger Agreement (the "Closing"), the Moore
Note is amended as follows.

               1. The last sentence on the first page on the Moore Note, wherein the Maturity Date is defined, is amended and restated in its entirety to read as follows:

                  The entire principal amount outstanding hereunder, all accrued and unpaid interest thereon and any other amounts payable to the Holder in respect of this Convertible Note not theretofore paid shall be paid on the earlier of (i) subject to paragraph 2.4 below, the seventh anniversary of the date hereof (the "Stated Maturity Date") and (ii) acceleration of the maturity of this Convertible Note by the Holder on the occurrence of an Event of Default (defined below) (the earliest of such dates, the "Maturity Date").

               2. The definition of Conversion Price set forth on page two of the Moore Note is amended and restated in its entirety to read as follows:

                  "Conversion Price" shall mean, at the time of any
               determination thereof (a) if no adjustments have theretofore been made pursuant to the provisions of paragraph 6 hereof, $3.72, and
               (b) if any one or more such adjustments have been so made, the amount to which the initial Conversion Price as set forth in (a) shall have been so adjusted pursuant to the terms of this Convertible Note.

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               3. The following definitions are added to Section 1.1 of the
Moore Note:

                  "Fidelity" means Fidelity National Financial, Inc., a Delaware corporation.

                  "Merger Agreement" means that certain Agreement and Plan of
               Merger, dated even date herewith, by and among Fidelity, Chicago Title and Trust Company, an Illinois corporation and a wholly-owned subsidiary of Fidelity, and Vista.

               4. Section 3.1(i) of the Moore Note is amended and restated in its entirety to read as follows:

                  (A) the Parent shall cease to own 100% of the issued and
               outstanding capital stock of the Purchaser or the Purchaser shall cease to own 100% of the issued and outstanding capital stock of VISTA Canada, (B) any person or group of persons acting in concert (other than Fidelity and its affiliates) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 20% or more of the outstanding shares of the voting stock of the Parent; (C) the Parent shall be a party to a merger or consolidation, except a merger or consolidation where the stockholders of the Parent prior to such event control a majority of the voting stock of the surviving entity after such event and except for the transactions contemplated by the Merger Agreement; or (D) as of any date a majority of the Board of Directors of the Parent consists of individuals who were not any one of the following (1) directors of the Parent as of the corresponding date of the previous year, (2) selected or nominated to become directors by the Board of Directors of the Parent of which a majority consisted of individuals described in clause (1), (3) selected or nominated to become directors by the Board of Directors of the Parent of which a majority consisted of individuals described in clause (1) and individuals described in clause (2), or (4) appointed in accordance with the Merger Agreement; or

        Except as expressly amended above, the provisions of the Moore Note shall remain unchanged and in full force and effect.

        B.     Agreements Regarding the Moore Note.

               1. Effective the date hereof, compliance by the Parent with the covenant contained in Section 2A.4 of the Moore Note is hereby suspended until the earlier to occur of the date of the Closing and September 30, 2001. Following such date, Parent shall deliver a compliance certificate pursuant to
Section 2A.6 of the Moore Note, which compliance certificate shall demonstrate compliance with the covenants contained in Article 2A, as amended hereby and by that certain First Amendment to Revolving Credit and Security Agreement and Limited Consent and

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Waiver among Vista and its affiliates identified therein and PNC Bank, National
Association ("PNC") of even date herewith, as the same may be amended from time to time.

               2. Effective as of the date hereof, Fidelity hereby extends the Stated Maturity Date of the Moore Note to July 1, 2002. The Maker hereby acknowledges and agrees that such extension is made in compliance with Section
2.4 of the Moore Note.

               3. Effective as of the date hereof, Fidelity hereby agrees that it will not exercise its right to convert a portion of the outstanding principal of this Note into the Common Stock of the Parent pursuant to Section 4(a) of the Moore Note, if at all, until the earliest to occur of (a) the Event of Default described in Section 3.1(i) of the Moore Note; (b) the second anniversary of the date of the Closing; and (c) the date on which the average of the last sale price of Vista's common stock for the trailing 30 trading day period, as reported on the NASDAQ system, equals or exceeds $3.72; provided, however, that, in the event the Merger Agreement is terminated pursuant to Article IX thereof, this provision shall be void and of no further effect as of the effective date of such termination.

        In witness whereof, the parties hereto have executed this agreement as of the date first written above.


FIDELITY NATIONAL FINANCIAL, INC.            VISTA INFORMATION SOLUTIONS, INC.



By:                                          By:
    ------------------------------------        --------------------------------
Senior Vice President, Corporate Finance


                                             VISTA DMS, INC.



                                             By:
                                                --------------------------------